Exhibit 99.1
TIME WARNER INC. REPORTS FIRST-QUARTER 2008 RESULTS
NEW YORK, April 30, 2008 — Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2008.
Chief Executive Officer Jeff Bewkes said: “Our results this quarter, particularly the underlying operating strength at our Cable, Networks and Filmed Entertainment businesses, gave us the confidence to reaffirm our full-year business outlook. We’ve also made substantial progress on our key structural initiatives. We’ve decided that a complete structural separation of Time Warner Cable, under the right circumstances, is in the best interests of both companies’ shareholders. We’re working hard on an agreement with Time Warner Cable, which we expect to finalize soon. At the same time, we’ll continue to pursue the rest of our aggressive agenda that we believe will deliver increasing value to our shareholders.”
Company Results
In the quarter, Revenues climbed 2% over the same period in 2007 to $11.4 billion, led by increases at the Cable, Networks and Filmed Entertainment segments.
Adjusted Operating Income before Depreciation and Amortization, which included $116 million in restructuring charges associated with the announced operational reorganization of the New Line Cinema business, declined 1% to $3.1 billion. Declines at the AOL and Filmed Entertainment segments were offset almost entirely by strong growth at the Cable, Networks and Publishing segments. Operating Income was down 23% to $1.9 billion, due largely to the absence of the significant gain on the sale of AOL’s Internet access business in Germany in the prior year quarter.
For the first three months, Cash Provided by Operations was $2.8 billion, and Free Cash Flow totaled $1.8 billion (representing a 58% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of March 31, 2008, Net Debt was $34.6 billion, down $1.0 billion from $35.6 billion at the end of 2007, due primarily to the generation of Free Cash Flow.
Diluted Income per Common Share from Continuing Operations was $0.21 for the three months ended March 31, 2008, compared to $0.30 in last year’s first quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to decrease the current year quarter’s results by $0.01 per diluted common share and to increase the prior year quarter’s results by $0.08 per diluted common share.

Segment Performances
Presentation of Financial Information
The schedule below reflects Time Warner’s performance for the three months ended March 31, by line of business (millions).
In the presentation of financial information in this release, Adjusted Operating Income before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income includes these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) before Depreciation and Amortization and the reconciliations of Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) in this release for details.

	Three Months Ended March 31,
	2008	2007
Revenues:
AOL	$1,128	$1,458
Cable	4,160	3,851
Filmed Entertainment	2,840	2,743
Networks	2,659	2,410
Publishing	1,045	1,048
Intersegment eliminations	(415)	(326)

Total Revenues	$11,417	$11,184

Adjusted Operating Income (Loss) before Depreciation and Amortization:
AOL	$405	$542
Cable	1,402	1,307
Filmed Entertainment(a)	280	332
Networks	958	937
Publishing	145	84
Corporate	(99)	(105)
Intersegment eliminations	(9)	15

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,082	$3,112

Operating Income (Loss):
AOL	$284	$1,084
Cable	636	579
Filmed Entertainment(a)	183	243
Networks	874	860
Publishing	93	38
Corporate	(110)	(116)
Securities litigation expenses, net	(4)	(163)
Intersegment eliminations	(9)	15

Total Operating Income (Loss)	$1,947	$2,540

(a)	For the three months ended March 31, 2008, Adjusted Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) included restructuring charges of $116 million related to the operational reorganization of the New Line Cinema business.

Presented below is a discussion of Time Warner’s segments for the first quarter of 2008. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues decreased 23% ($330 million) to $1.1 billion, reflecting a 38% decline ($334 million) in Subscription revenues, offset slightly by a 1% increase ($3 million) in Advertising revenues. Driving the decline in Subscription revenues was a decrease in domestic AOL brand subscribers, resulting from AOL’s previously announced strategy to offer its e-mail and other products free of charge to Internet consumers, as well as the prior year quarter’s sale of AOL’s Internet access business in Germany (approximately $90 million). Advertising revenues reflected growth in sales of advertising on third-party Internet sites, fueled in part by acquisitions, and paid-search advertising, offset mainly by a decline in display advertising. The prior year quarter’s display advertising revenues included a benefit of approximately $19 million related to a change in an accounting estimate resulting from more timely system data.
Adjusted Operating Income before Depreciation and Amortization declined 25% ($137 million) to $405 million, due primarily to lower Subscription revenues and higher traffic acquisition costs ($52 million), offset partly by reductions in marketing, network and other expenses. The current and prior year periods also reflected net restructuring charges of $9 million and $23 million, respectively.
Operating Income decreased 74% ($800 million) to $284 million, due mainly to the sale of AOL’s German Internet access business, which generated a pretax gain of approximately $670 million in the year-ago period and lower Adjusted Operating Income before Depreciation and Amortization.
Highlights
During the quarter, AOL had 110 million average monthly domestic unique visitors and 52 billion domestic page views, according to comScore Media Metrix, which translates into 159 average monthly domestic page views per unique visitor.
As of March 31, 2008, the AOL service had 8.7 million U.S. access subscribers, a decline of 647,000 from the prior quarter and 3.3 million from the year-ago quarter, reflecting subscriber losses due to AOL’s strategy to prioritize its advertising business.
CABLE (Time Warner Cable)
Revenues grew 8% ($309 million) to $4.2 billion. Subscription revenues were up 8% ($301 million) to $4.0 billion. Video revenues climbed 4% ($99 million) to $2.6 billion, driven by continued growth in digital video services and video price increases. High-speed data revenues rose 11% ($100 million) to $1.0 billion, fueled mainly by continued year-over-year residential high-speed data subscriber growth. Voice revenues increased 39% ($102 million) to $366 million, reflecting strong Digital Phone subscriber growth. Advertising revenues grew 4% ($8 million) to $197 million.
Operating Income before Depreciation and Amortization rose 7% ($95 million) to $1.4 billion, benefiting from revenue growth, offset partially by higher employee, video programming and marketing costs. Employee costs grew, due primarily to greater headcount, salary increases and higher equity-based compensation expense, reflecting mainly the timing of 2008 grants, which were made during the first quarter as compared to 2007 grants, which were made in the second quarter. Video programming expenses increased 6% ($49 million) to $929 million, due mainly to higher contractual rates and the expansion of service offerings, offset partially by lower basic video subscribers. Marketing costs rose as a result of intensified marketing efforts during the first quarter of 2008. Additionally, the first quarter of 2007 included $10 million of merger-related and restructuring expenses.

Operating Income grew 10% ($57 million) to $636 million, due to the increase in Operating Income before Depreciation and Amortization and lower amortization expense ($14 million), offset in part by higher depreciation expense ($52 million). The increase in depreciation expense was associated primarily with purchases of customer premise equipment, scalable infrastructure and line extensions (each of which is driven largely by customer demand) occurring during or subsequent to the first quarter of 2007.
Highlights
Revenue generating units (“RGUs”) reached 33.0 million, reflecting a robust 896,000 net additions. Driving this increase was strong growth across all RGU categories — including the best quarterly basic video net additions (55,000) since the first quarter of 2006. Customer relationships totaled 14.7 million, with 96,000 net additions. Triple Play subscribers surpassed 2.6 million (or 18% of total customer relationships), benefiting from a record 247,000 net additions.
Selected Subscriber and Penetration Data

			Net
			Additions
	3/31/08	12/31/07	(Declines)
		(in thousands)
Subscriber Data:
Revenue generating units(a)	32,973	32,077	896
Customer relationships(b)	14,722	14,626	96

Double play subscribers(c)	4,748	4,703	45
Triple play subscribers(d)	2,610	2,363	247
Bundled subscribers(e)	7,358	7,066	292

Homes passed(f)	26,624	26,526	98
Basic video subscribers(g)	13,306	13,251	55
Digital video subscribers(h)	8,283	8,022	261
Residential high-speed data subscribers(i)	7,924	7,620	304
Commercial high-speed data subscribers(i)	280	280	—
Residential Digital Phone subscribers(j)	3,170	2,890	280
Commercial Digital Phone subscribers(j)	10	5	5
Circuit-switched telephone service subscribers(k)	—	9	(9)

	3/31/08	12/31/07
Penetration Data:
Basic video(l)	50.0%	50.0%
Digital video(m)	62.3%	60.5%
Residential high-speed data(n)	30.1%	29.0%
Residential Digital Phone(o)	12.6%	11.7%
Double play(p)	32.3%	32.1%
Triple play(q)	17.7%	16.2%
Bundled(r)	50.0%	48.3%

(a)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice (including Digital Phone and circuit-switched telephone service) subscribers.

(b)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(c)	Double play subscriber numbers reflect customers who subscribe to two of Time Warner Cable’s primary services (video, high-speed data and voice).

(d)	Triple play subscriber numbers reflect customers who subscribe to all three of Time Warner Cable’s primary services (video, high-speed data and voice).

(e)	Bundled subscriber numbers reflect customers who subscribe to two or more of Time Warner Cable’s primary services.

(f)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by Time Warner Cable’s cable systems without further extending the transmission lines.

(g)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(h)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.

(i)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by Time Warner Cable. Commercial high-speed data subscriber numbers and net additions for the three months ended March 31, 2008 include an adjustment that reduced commercial high-speed data subscribers by approximately 7,000 subscribers primarily as a result of a review of Time Warner Cable’s practices regarding the calculation of commercial high-speed data subscribers.

(j)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.

(k)	Circuit-switched telephone subscriber numbers reflect billable subscribers acquired from Comcast Corporation who received traditional, circuit-switched telephone service. During the first quarter of 2008, the Company substantially completed the process of discontinuing the provision of circuit-switched telephone service in accordance with regulatory requirements. As a result, as of March 31, 2008, Digital Phone was the only voice service that the Company offered.

(l)	Basic video penetration represents basic video subscribers as a percentage of homes passed.

(m)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(n)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.

(o)	Residential Digital Phone penetration represents residential Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.

(p)	Double play penetration represents double play subscribers as a percentage of customer relationships.

(q)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.

(r)	Bundled penetration represents bundled subscribers as a percentage of customer relationships.
FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues increased 4% ($97 million) to $2.8 billion, reflecting a strong film slate led by the theatrical and home video performance of Warner Bros.’ I Am Legend, as well as the theatrical performances of Warner Bros.’10,000 B.C., The Bucket List and Fool’s Gold. This growth was offset partly by lower television license fees related primarily to the impact of the Writers Guild of America (East and West) strike.
Operating Income before Depreciation and Amortization decreased 16% ($52 million) to $280 million, due mainly to restructuring charges of $116 million in the current year quarter related to the announced operational reorganization of the New Line Cinema business, as well as an approximate $50 million increase in participation expense associated with current claims on films released in prior periods. This decline was offset partially by revenue growth, lower film valuation adjustments and a decline in print and advertising expenses. Excluding the restructuring charges of $116 million, Operating Income before Depreciation and Amortization grew 19%.
Operating Income declined 25% ($60 million) to $183 million, due largely to the decrease in Operating Income before Depreciation and Amortization.
Highlights
Warner Home Video ranked #1 in U.S. home video sales for the first three months of 2008, garnering an industry-leading 20.2% share. The quarter’s most notable home video releases included I Am Legend and Michael Clayton.
At the 80th Annual Academy Awards®, Warner Bros.’ Michael Clayton won an Oscar® for Best Actress in a Supporting Role, New Line Cinema’s The Golden Compass earned the award for Best Visual Effects and Picturehouse’s La Vie En Rose received Oscars® in the Best Actress in a Leading Role and Best Makeup categories.
NETWORKS (Turner Broadcasting & HBO)
Revenues climbed 10% ($249 million) to $2.7 billion, benefiting from 10% ($150 million) growth in Subscription revenues and a 13% ($84 million) increase in Advertising revenues. The increase in Subscription revenues resulted primarily from higher rates at both Turner and HBO and, to a lesser extent, more subscribers at Turner. The increase in Advertising revenues was driven primarily by Turner’s domestic entertainment and news networks, reflecting mainly an increase in advertising units sold, audience growth and higher CPMs (advertising cost per thousand viewers).

Operating Income before Depreciation and Amortization increased 2% ($21 million) to $958 million, driven largely by higher revenues, offset in part by higher programming expenses. Programming expenses increased 23% to $907 million, due primarily to an increase in sports programming costs at Turner, related particularly to NBA programming, as well as higher original programming expenses at HBO and Turner. In addition, programming expenses in the current year quarter included an impairment of $21 million related to HBO’s decision not to proceed with an original series.
Operating Income rose 2% ($14 million) to $874 million, due primarily to the increase in Operating Income before Depreciation and Amortization.
Highlights
In the quarter, TNT ranked #1 among advertising-supported cable networks in total-day delivery of Adults 18-49 and Adults 25-54. TBS ranked #1 for the quarter among advertising-supported cable networks with an all-time first-quarter record in prime-time delivery of Adults 18-34. Eight TBS programs were among advertising-supported cable’s top 10 sitcoms for the quarter among Adults 18-49, led by The Office, My Name Is Earl and Tyler Perry’s House of Payne. In the quarter, for the first time in six years, CNN ranked #1 in prime-time delivery among cable news networks in its key demographics, Adults 18-49 and Adults 25-54. In addition, truTV scored its best quarter ever in prime-time delivery among Adults 18-49, Adults 25-54 and Total Viewers. Adult Swim ranked #1 for the quarter in total day delivery among Adults 18-34.
At the 80th Annual Academy Awards®, HBO Documentary Films earned Oscars® for Taxi to the Dark Side and Freeheld in the Best Documentary Feature and Best Documentary Short Subject categories, respectively. At the 67th Annual Peabody Awards, HBO was honored for To Die in Jerusalem, while CNN won for CNN Presents: God’s Warriors.
PUBLISHING (Time Inc.)
Revenues of $1.0 billion were essentially flat compared to the prior year quarter, reflecting higher Subscription revenues ($9 million), offset by lower Other revenues ($7 million) and Advertising revenues ($4 million). Subscription revenues benefited from higher newsstand sales at several domestic magazine titles and IPC. Other revenues were reduced by lower sales at Southern Living at Home. Advertising revenues decreased due primarily to the impact of the 2007 closures of LIFE and Business 2.0 magazines. Excluding the impact of the closures, Advertising revenues increased due to higher online revenues ($20 million), led by People.com and CNNMoney.com, offset in part by declines in domestic print magazine revenues.
Operating Income before Depreciation and Amortization climbed 73% ($61 million) to $145 million, due primarily to lower restructuring charges ($25 million), lower overhead expenses and the shutdown of LIFE magazine in the prior year quarter, as well as increases at international print magazines. This growth was offset partly by declines at domestic print magazines.
Operating Income rose from $38 million to $93 million, due mainly to an increase in Operating Income before Depreciation and Amortization, offset in part by higher depreciation expense ($7 million).
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2008 industry-leading share of overall domestic print advertising dollars through March 31, exclusive of newspaper supplements, was 18.4%.

During the quarter, Time Inc. won the top 2007 Magazine Publishers of America Digital Awards for TIME.com (Website of the Year: News & Social Topics/ Business & Finance); People.com (Website of the Year: Entertainment/ Celebrity); SI.com (Website of the Year: Sports); and FanNation.com from SI.com (Best Online Community).
AdweekMedia’s 2008 Hot List named People.com as the Website of the Year, Real Simple as #2 among its Top 10 Magazines and All You as #6 among its Top 10 under 50 (magazines with earned annual advertising revenue under $50 million).
CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
For the three months ended March 31, 2008, Income from Continuing Operations and Net Income were both $771 million, or $0.21 per diluted common share. This compares to Income from Continuing Operations in the prior year quarter of $1.2 billion, or $0.30 per diluted common share, and Net Income in the prior year quarter of $1.2 billion, or $0.31 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including a $26 million noncash impairment charge related to Warner Bros.’ investment in SCi Entertainment Group plc.
Certain pretax items in the prior year quarter similarly affected comparability, including gains of approximately $670 million from the sale of AOL’s Internet access business in Germany and $146 million related to the distribution of the assets of Texas and Kansas City Cable Partners, L.P., offset in part by $163 million in net expenses associated with securities litigation and government investigations.
In the aggregate, these items affecting comparability had the net effect of decreasing the current year quarter’s Income from Continuing Operations by $28 million (net of taxes), or $0.01 per diluted common share, and increasing the prior year quarter by $325 million (net of taxes), or $0.08 per diluted common share. Excluding such items, Income from Continuing Operations decreased, reflecting higher depreciation expense and lower Adjusted Operating Income before Depreciation and Amortization. Excluding such items, Diluted Income per Common Share from Continuing Operations was flat in the current year quarter compared to the prior year quarter.
STOCK REPURCHASE PROGRAM UPDATE
From the announcement of the Company’s $5 billion stock repurchase program on August 1, 2007, through April 29, 2008, the Company repurchased approximately 154 million shares of common stock for approximately $2.8 billion, which included approximately 19 million shares of common stock purchased for approximately $299 million in the first quarter of 2008. These amounts are unchanged from those reported in the Company’s 2007 earnings release issued on February 6, 2008.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its updated 2008 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, April 30, 2008. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.
Information on Time Warner Cable’s Releases and Conference Call
Time Warner Cable Inc. issued separate releases today regarding its first-quarter 2008 results as well as its updated 2008 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, April 30, 2008. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Chris Clipper (212) 484-6297
Monica Gould (212) 484-8206
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets
Cash and equivalents	$1,603	$1,516
Receivables, less allowances of $2,110 and $2,410	6,173	7,296
Inventories	2,076	2,105
Prepaid expenses and other current assets	842	834
Deferred income taxes	717	700

Total current assets	11,411	12,451
Noncurrent inventories and film costs	5,446	5,304
Investments, including available-for-sale securities	1,921	1,963
Property, plant and equipment, net	18,011	18,048
Intangible assets subject to amortization, net	5,043	5,167
Intangible assets not subject to amortization	47,221	47,220
Goodwill	41,817	41,749
Other assets	1,914	1,928

Total assets	$132,784	$133,830

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,088	$1,470
Participations payable	2,535	2,547
Royalties and programming costs payable	1,268	1,253
Deferred revenue	1,331	1,178
Debt due within one year	116	126
Other current liabilities	5,090	5,611
Current liabilities of discontinued operations	3	8

Total current liabilities	11,431	12,193
Long-term debt	36,045	37,004
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	14,063	13,736
Deferred revenue	511	522
Other liabilities	7,334	7,217
Minority interests	4,388	4,322

Shareholders’ equity
Time Warner common stock, $0.01 par value, 4.881 and 4.877 billion shares issued and 3.578 and 3.593 billion shares outstanding	49	49
Paid-in-capital	172,453	172,443
Treasury stock, at cost (1.303 and 1.284 billion shares)	(25,836)	(25,526)
Accumulated other comprehensive income, net	88	149
Accumulated deficit	(88,042)	(88,579)

Total shareholders’ equity	58,712	58,536

Total liabilities and shareholders’ equity	$132,784	$133,830

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31,
(Unaudited; millions, except per share amounts)

	2008	2007

Revenues:
Subscription	$6,360	$6,239
Advertising	2,024	1,932
Content	2,808	2,779
Other	225	234

Total revenues	11,417	11,184
Costs of revenues	(6,663)	(6,496)
Selling, general and administrative	(2,478)	(2,409)
Amortization of intangible assets	(183)	(177)
Amounts related to securities litigation and government investigations	(4)	(163)
Merger-related, restructuring and shutdown costs	(142)	(68)
Asset impairments	—	(1)
Gains on disposal of assets, net	—	670

Operating income	1,947	2,540
Interest expense, net	(546)	(551)
Other income (loss), net	(48)	125
Minority interest expense, net	(83)	(130)

Income from continuing operations before income taxes	1,270	1,984
Income tax provision	(499)	(797)

Income from continuing operations	771	1,187
Discontinued operations, net of tax	—	16

Net income	$771	$1,203

Basic income per common share from continuing operations	$0.22	$0.31
Discontinued operations	—	—

Basic net income per common share	$0.22	$0.31

Diluted income per common share from continuing operations	$0.21	$0.30
Discontinued operations	—	0.01

Diluted net income per common share	$0.21	$0.31

Average basic common shares outstanding	3,579.1	3,839.5

Average diluted common shares outstanding	3,600.7	3,892.6

Cash dividends declared per share of common stock	$0.0625	$0.0550

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Three Months Ended March 31,
(Unaudited, millions)

	2008	2007

OPERATIONS
Net income(a)	$771	$1,203
Adjustments for noncash and nonoperating items:
Depreciation and amortization	1,131	1,078
Amortization of film and television costs	1,377	1,342
Asset impairments	—	1
(Gain) loss on investments and other assets, net	16	(831)
Equity in losses of investee companies, net of cash distributions	19	30
Equity-based compensation	108	87
Minority interests	83	130
Deferred income taxes	164	712
Amounts related to securities litigation and government investigations	—	(388)
Changes in operating assets and liabilities, net of acquisitions	(871)	(2,024)
Adjustments relating to discontinued operations(a)	(2)	59

Cash provided by operations(b)	2,796	1,399

INVESTING ACTIVITIES
Investments in available-for-sale securities	—	(86)
Investments and acquisitions, net of cash acquired	(258)	(12)
Capital expenditures and product development costs	(992)	(914)
Investment proceeds from available-for-sale securities	—	10
Other investment proceeds	41	1,142

Cash provided (used) by investing activities	(1,209)	140

FINANCING ACTIVITIES
Borrowings	2,253	2,182
Debt repayments	(3,205)	(2,112)
Proceeds from exercise of stock options	34	242
Excess tax benefit on stock options	2	30
Principal payments on capital leases	(10)	(18)
Repurchases of common stock	(332)	(2,089)
Dividends paid	(224)	(211)
Other financing activities	(18)	(71)

Cash used by financing activities	(1,500)	(2,047)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	87	(508)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,516	1,549

CASH AND EQUIVALENTS AT END OF PERIOD	$1,603	$1,041

(a)	The three months ended March 31, 2007 includes net income from discontinued operations of $16 million. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $(2) million and $75 million for the three months ended March 31, 2008 and 2007, respectively.

(b)	The three months ended March 31, 2007 includes an approximate $2 million source of cash related to changing the fiscal year end of certain international operations from November 30 to December 31.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION TO
OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended March 31, 2008

			Amounts
			Related To
	Adjusted Operating		Securities		Operating
	Income/(Loss)		Litigation &	Gains/(Losses)	Income/(Loss)
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL	$405	$—	$—	$—	$405
Cable	1,402	—	—	—	1,402
Filmed Entertainment	280	—	—	—	280
Networks	958	—	—	—	958
Publishing	145	—	—	—	145
Corporate(a)	(99)	—	(4)	—	(103)
Intersegment elimination	(9)	—	—	—	(9)

Total	$3,082	$—	$(4)	$—	$3,078

Three Months Ended March 31, 2007

			Amounts
			Related To
	Adjusted Operating		Securities		Operating
	Income/(Loss)		Litigation &	Gains/(Losses)	Income/(Loss)
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(b)	$542	$(1)	$—	$670	$1,211
Cable	1,307	—	—	—	1,307
Filmed Entertainment	332	—	—	—	332
Networks	937	—	—	—	937
Publishing	84	—	—	—	84
Corporate(a)	(105)	—	(163)	—	(268)
Intersegment elimination	15	—	—	—	15

Total	$3,112	$(1)	$(163)	$670	$3,618

(a)	For the three months ended March 31, 2008, Operating Income before Depreciation and Amortization includes $4 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization includes $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations.

(b)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization includes a pretax gain of approximately $670 million on the sale of AOL’s German access business and a $1 million noncash asset impairment charge.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended March 31, 2008

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$405	$(83)	$(38)	$284
Cable	1,402	(701)	(65)	636
Filmed Entertainment	280	(41)	(56)	183
Networks	958	(78)	(6)	874
Publishing	145	(34)	(18)	93
Corporate(a)	(103)	(11)	—	(114)
Intersegment elimination	(9)	—	—	(9)

Total	$3,078	$(948)	$(183)	$1,947

Three Months Ended March 31, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(b)	$1,211	$(105)	$(22)	$1,084
Cable	1,307	(649)	(79)	579
Filmed Entertainment	332	(35)	(54)	243
Networks	937	(74)	(3)	860
Publishing	84	(27)	(19)	38
Corporate(a)	(268)	(11)	—	(279)
Intersegment elimination	15	—	—	15

Total	$3,618	$(901)	$(177)	$2,540

(a)	For the three months ended March 31, 2008, Operating Income before Depreciation and Amortization and Operating Income include $4 million in net expenses related to securities litigation and government investigations. For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include $152 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations.

(b)	For the three months ended March 31, 2007, Operating Income before Depreciation and Amortization and Operating Income include a pretax gain of approximately $670 million on the sale of AOL’s German access business and a $1 million noncash asset impairment charge.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended
	3/31/08	3/31/07
Cash provided by operations	$2,796	$1,399
Less cash provided by discontinued operations:
Net income	—	(16)
Other changes	2	(59)

Cash provided by continuing operations	2,798	1,324
Add payments related to securities litigation and government investigations	4	551
Add excess tax benefits on stock options	2	30
Less capital expenditures and product development costs	(992)	(914)
Less principal payments on capital leases	(10)	(18)

Free Cash Flow(a)	$1,802	$973

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.